                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934




                     Commission file number   0-10384
                                           -------------

Date of Report (Date of earliest event reported)   FEBRUARY 14, 1995
                                                ----------------------

                    MERRY LAND & INVESTMENT COMPANY, INC.
- ------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


               GEORGIA                                      58-0961876
   -------------------------------                      -------------------
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)



        P.O. BOX 1417, AUGUSTA, GEORGIA                            30903
- ------------------------------------------------------------------------------
   (Address of principal executive offices)                      (Zip Code)


    (Registrant's telephone number, including area code)  (706) 722-6756
                                                        ----------------


                                NOT APPLICABLE
- ------------------------------------------------------------------------------
  (Former name, former address and formal fiscal year, if changed since last report)

ITEM 5.     OTHER EVENTS.
- -------------------------

Merry Land & Investment Company, Inc. (the "Company") is filing with this Current Report on Form 8-K (a) the Balance Sheets of the Company as of December 31, 1994 and 1993 and the related Statements of Income, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 1994 and the related Notes to Financial Statements (collectively, the "Financial Statements") and the Report of Independent Public Accountants thereon and (b) Management's Discussion and Analysis of Financial Condition and Results of Operations and (c) Selected Financial Data. This Current Report on Form 8-K is to be incorporated by reference into the Company's Registration Statement on Form S-3 (File No. 33-57453) filed with the Securities and Exchange Commission on February 9, 1995, as amended, relating to the registration of $400,000,000 of debt and equity securities.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.
- ----------------------------------------------

(a) Exhibit Index:

Exhibit                                                      Exhibit No.
- --------------------------------------------------------------------------------

Consent of Independent Public Accountants                        23



                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 14th day of February, 1995.


                     MERRY LAND & INVESTMENT COMPANY, INC.
                     -------------------------------------
                                 (REGISTRANT)

                            /S/ W. Tennent Houston
                          --------------------------
                              W. Tennent Houston
                                   President

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data for the Company and should be read in conjunction with the financial statements and notes thereto incorporated by reference herein. The following amounts are in thousands, except for information with respect to per share amounts, fixed charge coverage ratios and apartment units.

                                                                    YEARS ENDED DECEMBER 31,                   PRO
                                                      ----------------------------------------------------    FORMA
                                                        1990       1991       1992       1993       1994     1994(1)
                                                      --------   --------   --------   --------   --------   --------
OPERATING DATA
Income from property operations:
  Rental and mineral royalty revenue................  $ 13,789   $ 16,447   $ 23,479   $ 56,181   $103,169   $130,393
  Rental expenses, property taxes and insurance.....     5,521      7,065      9,604     22,611     38,409     50,340
  Depreciation of real estate owned.................     2,119      3,022      4,156      9,066     17,877     23,302
                                                      --------   --------   --------   --------   --------   --------
                                                         6,149      6,360      9,719     24,504     46,883     56,751
Income from mortgage backed securities:
  Interest income...................................    20,104     12,832      3,978      --         --         --
  Interest expense..................................    17,102      8,543      1,558      --         --         --
                                                      --------   --------   --------   --------   --------   --------
                                                         3,002      4,289      2,420      --         --         --
Other income:
  Other interest and dividend income................     1,701      1,709      1,940      2,463      2,440      1,872
  Other.............................................        76        297        196         10         25         25
                                                      --------   --------   --------   --------   --------   --------
                                                         1,777      2,006      2,136      2,473      2,465      1,897
Expenses:
  Interest unrelated to mortgage backed
    securities......................................     5,607      4,261      4,230      5,640     10,394      9,082
  General and administrative........................       944      1,277      1,304      1,433      1,773      1,807
  Depreciation -- other, amortization and other
    expenses........................................       182        112         44        180        470        470
  Other non-recurring costs.........................     --         --         --         1,308        200        200
                                                      --------   --------   --------   --------   --------   --------
                                                         6,733      5,650      5,578      8,561     12,837     11,559
Gains on sales of assets:
  Gains on sales of investments.....................       491       (698)       385      6,960        201        201
  Gains on sales of real estate.....................       730        803        460      1,032        273        273
  Gains on mortgage backed securities...............       487      1,681      1,903          0      --            --
                                                      --------   --------   --------   --------   --------   --------
                                                         1,708      1,786      2,748      7,992        474        474
Income tax (benefit)................................        (2)        --         --         --      --            --
                                                      --------   --------   --------   --------   --------   --------
Net income..........................................     5,905      8,791     11,445     26,408     36,985     47,563
Preferred dividends paid............................     --         --            --      4,025      7,934     21,594
                                                      --------   --------   --------   --------   --------   --------
Net income available for common shares..............  $  5,905   $  8,791   $ 11,445   $ 22,383   $ 29,051   $ 25,969
                                                      =========  =========  =========  =========  =========  =========
Weighted average common shares......................     9,480      9,326     10,652     17,268     26,430     30,744
Weighted average fully diluted common shares........     9,606      9,449     10,769     20,381     32,562     42,212
Net income per common share.........................  $    .62   $    .94   $   1.07   $   1.30   $   1.10   $   0.84
Common dividends paid...............................     3,779      4,116      7,285     16,934     33,467     33,467
Common dividends paid per share.....................  $    .40   $    .44   $    .66   $    .90   $   1.25   $   1.25
Fixed charge coverage ratio.........................      1.26x      1.69x      2.98x      5.58x      4.44x      6.04x
Fixed charge and preferred stock dividend coverage
  ratio.............................................      1.26x      1.69x      2.98x      3.29x      2.56x      1.83x

                                                                          DECEMBER 31,                         PRO
                                                      ----------------------------------------------------    FORMA
                                                        1990       1991       1992       1993       1994     1994(1)
                                                      --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA
Properties, at cost.................................  $103,981   $132,355   $220,615   $565,111   $815,306   $815,306
Mortgage backed securities..........................   196,620    115,973         --      --         --
Total assets........................................   318,947    262,881    235,695    562,172    806,655    827,430
Debt related to mortgage backed securities..........   185,118    112,854         --      --         --            --
Senior Notes........................................     --         --         --       120,000    120,000    120,000
Other debt..........................................    61,633     70,939    117,596     37,173     92,810     17,835
Total shareholders' equity..........................  $ 66,302   $ 73,919   $106,831   $397,715   $584,851   $680,601
OTHER DATA
Funds from operations(2)............................  $  6,316   $ 10,027   $ 12,853   $ 28,790   $ 54,588
Funds from operations available to common shares....  $  6,316   $ 10,027     12,853   $ 24,765   $ 46,654
Apartment units acquired during year................       592        986      2,845      7,452      4,872
Total apartment units at end of year................     2,722      3,708      6,527     13,979     18,851

(1) The unaudited pro forma financial data gives effect to the 1994 apartment acquisitions, the Common and Series B Preferred Stock offerings completed during 1994 and the issuance of the Series C Preferred Stock as if such transactions had occurred at the end of the prior year in the case of operating data, and as of the end of the current year in the case of balance sheet data. In the opinion of management, all adjustments necessary to present fairly such pro forma data have been included. The unaudited pro forma data is not necessarily indicative of the results of operations of the Company for the year indicated had the transactions occurred on the date assumed, nor does such information purport to indicate the future results of operations.
(2) Funds from operations is defined as net income computed in accordance with generally accepted accounting principles, excluding nonrecurring costs and net realized gains, plus depreciation of real property. Funds from operations in 1990, 1991 and 1992 includes net income from mortgage backed securities, which was $3,002,000, $4,289,000, and $2,420,000 in 1990, 1991
    and 1992, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     Over the past several years, Merry Land has significantly expanded its apartment holdings through an active program of acquisitions. The Company believes that its access to public and private debt and equity, its experience as an apartment operator, its knowledge of the Southern apartment markets and its acquisition expertise have allowed it to take advantage of favorable conditions to make acquisitions at attractive yields. Even though prices of apartments offered for sale have risen throughout 1993 and 1994, the Company believes that prices have recently stabilized at levels which present continued favorable opportunities for both acquisition and development.

     The following table describes the growth of the Company's apartment holdings in recent years:

                                  DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
                                      1992      INCREASE      1993      INCREASE      1994      INCREASE
                                  ------------  --------  ------------  --------  ------------  --------
Units(1)........................       6,527       76%        13,979       114%       18,851       35%
Cost (in thousands)(1)(2).......    $209,549       73%      $554,444       165%     $796,364       44%

- ---------------

(1) Excludes condominium unit held for sale.
(2) Represents the total acquisition cost of the property plus the capitalized cost of improvements made subsequent to acquisition.

     In December 1994, the Company commenced a program of apartment development by buying three tracts of land on which it intends to build high quality suburban garden apartments. The Company will build these communities in a series of phases using experienced apartment developers to provide development and construction management services. Construction on all three communities is expected to commence in the first half of 1995 with the first units expected to be available for occupancy later that year. The Company's present intention is to limit its financial commitment to development to no more than 10% of total assets.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

     Rental Operations. The operating performance of the Company's apartments is summarized in the following table (dollars in thousands, except average monthly rent):

                                                                                   CHANGE FROM
                                                                                     1993 TO
                                               1992        1993         1994          1994
                                              -------     -------     --------     -----------
Rents.......................................  $22,460     $54,565     $101,667           86%
Operating expenses..........................    6,954      16,572       27,578           66
Taxes and insurance.........................    2,596       4,833        9,634           99
Depreciation................................    4,020       8,924       17,735           99
                                              -------     -------     --------        -----
                                              $ 8,890     $24,236     $ 46,720           93
Average occupancy(1)...............              91.6%       92.9%        95.2%         2.3
Average monthly rent(2).............          $   472     $   551     $    591          7.3
Expense ratio(3)............................     42.5%       39.2%        36.6%        (2.6)%

- ---------------

(1) Represents the average of physical occupancy at each month end for the period held.
(2) Represents weighted average monthly rent charged for occupied units and rents asked for unoccupied units at December month end.
(3) Represents total of operating expenses, taxes and insurance divided by rental revenues.

     Rental revenues and expenses have risen sharply with the Company's acquisition of new communities. The weighted average number of apartments owned rose to 16,415 in 1994 from 10,253 in 1993 and 5,118 in 1992. Most of the rental markets in which Merry Land operates are experiencing strong job growth and household formation, and occupancy levels and rent rates have risen. However, the 7.3% increase in portfolio average rental rates in 1994 from 1993 largely reflects the higher rents charged at the communities the Company acquired in 1993 and 1994, whose monthly rents averaged $626 at December 31, 1994, versus the total portfolio average of $591.

        Although construction starts of new apartment communities have increased in 1993 and 1994, the Company believes demand continues to outstrip supply and expects a strong rental market to continue throughout 1995, with continued high occupancy and rising rent rates. The performance of the 6,527 units which the Company held for all of both 1994 and 1993 ("same store" results), is summarized in the following table (dollars in thousands, except average monthly rent; see footnotes above):

                                                                                   CHANGE FROM
                                                                                     1993 TO
                                                              1993        1994        1994
                                                             -------     -------   -----------
Rents......................................................  $37,339     $40,407          8%
Operating expenses.........................................   12,911      12,225         (5)
Taxes and insurance........................................    3,426       3,549          4
Depreciation...............................................    6,346       6,676          5
                                                             -------     -------      -----
                                                             $14,656     $17,957         23

Average occupancy..........................................     92.6%       95.7%       3.1
Average monthly rent.......................................  $   510     $   530        3.9
Expense ratio..............................................     43.8%       39.0%      (4.8)%

     Reflecting the strong rental markets, rental revenues and operating income for those properties held for all of both periods rose as a result of 3.1% higher occupancy and 3.9% higher rental rates. Operating expenses decreased $0.7 million in 1994 as compared to 1993. Of this decrease, $0.5 million came from a change in capitalization policy which resulted in the capitalization of certain expenditures which had previously been expensed, including painting the exteriors of apartment communities, replacement of mini blinds and replacement of vinyl. The remaining decrease in expenses came from lower personnel costs.

     For those 3,360 apartments owned by the Company for both 1993 and 1992, rental revenues increased $1.0 million or 6% in 1993 over 1992 as monthly rental rates increased 3.4% to $491 per month from $475 per month, while occupancy for those units rose to 93.2% for 1993 from 92.2% for 1992. Operating expenses rose $1.1 million, or 19%, due to charging the cost of ESOP contributions to the communities, rather than to corporate overhead, and to higher maintenance expenditures, which included painting the exterior of three more communities than in the prior year. Taxes and insurance expense rose 8% while depreciation rose 2%.

     Mineral Royalty and Commercial Property Income. These amounts rose to $1.4 million in 1994 and $1.6 in 1993 from $1.0 million in 1992 largely as the result of the sale of sand under a contract which has now expired. Mineral royalties in 1995 should total less than half of 1994 amounts.

     Interest and Dividend Income. Interest and dividend income totaled $2.4 million for 1994 as compared to $2.5 million for 1993 and $5.9 million in 1992. Interest and dividend income includes interest received on temporary investments, notes receivable, and dividends earned on equity securities investments. The 1992 amount included interest on the Company's portfolio of mortgage backed securities, which was disposed of in that year.

     Interest Expense. Interest expense totaled $10.4 million for 1994, up from $5.6 million for 1993 and $5.8 million for 1992. The increase resulted both from an increase in the amount of debt outstanding and from higher interest rates. Average debt outstanding rose to $165.2 million in 1994 from $95.2 million in 1993 and $74.2 million in 1992, primarily as a result of financing apartment purchases. The 1992 amount included funds used to finance the mortgage backed securities portfolio. The weighted average interest rate charged on all the Company's debt increased to 6.4% for 1994 from 5.4% for 1993 and 5.0% for 1992, primarily as a result of the Company's shift to higher cost fixed rate debt from variable rate financing and also because of rising short term rates. At

December 31, 1994, $85.3 million of the Company's $212.8 million of outstanding debt was at variable interest rates, and $9.9 million of this amount was tax exempt financing bearing interest at 75% of prime.

     General and Administrative Expenses. In 1994, general and administrative expense totaled $1.8 million, versus $1.4 million for 1993 and $1.3 million in 1992. In 1994, general and administrative expenses equaled 1.7% of rental revenues, down from 2.6% for 1993 and 5.6% in 1992. The decrease in this ratio is attributable to increased operating efficiency as the Company's overhead was spread over more apartment units. The Company expects that as it continues to grow, even though general and administrative expenses will increase in absolute terms, such expenses will continue to decline as a percentage of revenues. In 1994, the Company began charging the cost of property management activities conducted at the regional and corporate level to rental expense. Previously, such expenses had been included as part of general and administrative expenses. Results for both 1993 and 1992 have been presented on a basis consistent with 1994 expenses.

     Non-Recurring Costs. In 1994, the Company reserved $0.2 million as the estimated potential cost of its share of a possible environmental investigation of a landfill located on land the Company owns in Richmond County, Georgia. (See "Business -- Environmental Matters"). In 1993 the Company sold $120.0 million of 6.625% unsecured senior notes and used the $119.0 net proceeds to repay substantially all other debt. Prepayment penalties and the cost of closing out an interest rate swap agreement totaled $1.3 million.

     Gains on Sales of Assets. Net gains recognized on the sale of assets totaled $0.5 million for 1994, $8.0 million for 1993 and $2.7 million in 1992. Gains in 1994 came from the sale of securities and real estate. Gains in 1993 resulted primarily from the sale of thrift stocks and in 1992 from the sale of mortgage backed securities.

     Net income. Net income totaled $37.0 million for 1994, $26.4 million in 1993, and $11.4 million for 1992. Net income available for common shareholders totaled $29.1 million for 1994, $22.4 million for 1993, and $11.4 million for 1992. The increases in net income and net income available for common shareholders for 1994 when compared to 1993 arose principally from substantially increased operating income from apartments, which were partially offset by lower levels of gains recognized on sales of assets. Net income per share for 1994 fell to $1.10 from $1.30 in 1993 as a result of various factors, including the lower level of gains recognized, increased depreciation and the increased number of shares outstanding. The increase in net income for 1993 as compared to 1992 arose both from increased operating income from apartments and from greater gains recognized on the sale of assets, principally securities.

     Dividends to preferred shareholders. Dividends to preferred shareholders totaled $7.9 million for 1994 and $4.0 million in 1993. The increase in dividends arose from the sale of Preferred Stock during the two years. In June 1993, the Company sold 4.6 million shares of Series A Preferred Stock in a public offering. In November 1994, the Company completed a private placement of
4.0 million shares of its Series B Preferred Stock. During 1994, holders of Series A Preferred Stock converted 2.1 million shares of the Series A Preferred Stock into approximately 2.8 million shares of the Company's Common Stock.

     Funds From Operations. The Company believes that funds from operations is an important measure of the Company's operating performance. Funds from operations does not represent cash flows from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or as an indicator of the Company's operating performance, or as a measure of the Company's liquidity. Based on recently published recommendations of a task force of the National Association of Real Estate Investment Trusts, the Company defines funds from operations as net income computed in accordance with GAAP, excluding non-recurring costs and net realized gains, plus depreciation of real property. This revised definition eliminates from funds from operations any amortization of debt costs and any non-real estate depreciation, which reduced the Company's funds from operations by $0.5 million in 1994, $0.2 million in 1993 and $0.04 million in 1992.

     Funds from operations rose 90% to $54.6 million for 1994 as compared to $28.8 million for 1993 and $12.9 million for 1992. These increases were principally due to increased rental operating income resulting from the growth of the Company's apartment holdings.

     The following is a reconciliation of net income to funds from operations (data in thousands, except per share data):

                                                                   1992      1993      1994
                                                                  -------   -------   -------
Net income......................................................  $11,445   $26,408   $36,985
Less preferred dividends paid...................................    --        4,025     7,934
                                                                  -------   -------   -------
Net income available for common shares..........................   11,445    22,383    29,051
Add depreciation of real estate owned...........................    4,156     9,066    17,877
Add non-recurring costs.........................................    --        1,308       200
Less net realized gains.........................................    2,748     7,992       474
                                                                  -------   -------   -------
Funds from operations available to common shares................   12,853    24,765    46,654
Add preferred dividends.........................................    --        4,025     7,934
                                                                  -------   -------   -------
Funds from operations -- fully diluted..........................  $12,853   $28,790   $54,588
                                                                  ========  ========  ========
Weighted average common shares outstanding --
  primary.......................................................   10,652    17,268    26,430
  fully diluted.................................................   10,753    20,381    32,562
Funds from operations per share --
  primary.......................................................  $  1.21   $  1.43   $  1.77
  fully diluted.................................................  $  1.20   $  1.41   $  1.68

LIQUIDITY AND CAPITAL RESOURCES

     Merry Land's financial strategy is to buy apartment communities for cash, using amounts drawn on its unsecured line of credit, and subsequently to raise funds in the capital markets to permanently finance these investments. The Company completed a number of such acquisition and funding cycles in recent years and expects to continue to fund its acquisition and development activities in this manner.

     In 1994, the Company acquired 4,872 apartment units for $226.2 million and funded these purchases initially by liquidating temporary investments and borrowing funds under its line of credit.

     On June 30, 1994, the Company completed a public offering of 4.6 million shares of Common Stock at a price of $20.25 per share, for net proceeds of $87.5 million. Of this amount, $58.7 million was used to repay debt incurred in the acquisition and improvement of apartments and the remainder was used for further acquisitions.

     On November 1, 1994, the Company completed the private placement of $100.0 million of its $2.205 Series B Cumulative Convertible Preferred Stock for net proceeds of $96.7 million, and used this amount to pay in part for the $154.4 million apartment portfolio acquired on November 18, 1994. The remainder of the purchase price was financed with the Company's line of credit. The Series B Preferred Stock was sold in a private placement at a price of $25.00 per share to a small group of institutional investors. It has an annual dividend rate of $2.205 per year, payable quarterly, and is convertible into shares of Common Stock at a conversion price of $21.04 per share of Common Stock (equivalent to a conversion rate of 1.188 shares of Common Stock for each share of Series B Preferred Stock). The Series B Preferred Stock may not be redeemed for cash at any time, but may be redeemed by the Company for Common Stock after October 31, 1999, provided the Company's Common Stock is trading above the conversion price of $21.04 per share.

     Common Stock Repurchases. In December 1994, the Company's Board of Directors authorized the repurchase of up to 1.0 million shares of the Company's Common Stock. The Board took this action because in its judgment the Company's stock price had fallen significantly below price levels which the Board felt were appropriate. The Company bought and retired 175,440 shares for approximately $3.1 million, an average price of $17.94 per share. The Company discontinued the repurchase program as the stock price rose over the last weeks of the year.

     Financial Structure. At December 31, 1994, debt equaled 27% of total capitalization at cost, and 20% of total capitalization, with equity valued at market. At that date, the Company's financial structure was as follows (dollars in thousands):

                                                                   % OF      MARKET        % OF
                                                          COST     TOTAL     VALUE         TOTAL
                                                        --------   -----   ----------      -----
Advances under line of credit.........................  $ 57,600      8%   $   57,600         5%
Repurchase agreements.................................    17,375      2        17,375         2
Mortgage loans........................................    17,835      2        17,835         2
6.625% Senior notes...................................   120,000     15       120,000        11
                                                        --------   -----   ----------      -----
          Total debt..................................   212,810     27       212,810        20
Common and preferred equity(1)........................   584,851     73       850,245        80
                                                        --------   -----   ----------      -----
          Total capitalization........................  $797,661    100%   $1,063,055       100%
                                                        =========  ====    ==========      ====

- ---------------

(1) Assumes conversion of all Preferred Stock outstanding into Common Stock.

     Merry Land's primary commercial bank provides the Company with a $100.0 million unsecured line of credit for property acquisitions and other general corporate purposes. This line bears interest at 0.65% over the 30 day LIBOR rate, matures on September 30, 1995, and, subject to the bank's approval, is expected to be renewed annually. At December 31, 1994, the Company had $42.4 million available under this line of credit. The Company is negotiating with a group of banks to obtain a syndicated credit facility in addition to the existing line.

     It generally is not the practice of the Company to finance its acquisitions using mortgage debt. At times, however, the Company finds it advantageous to assume such debt in order to successfully negotiate and close property acquisitions. During 1994, the Company repaid approximately $19.2 million of mortgage debt previously assumed in property acquisitions of prior years. Repurchase agreements are borrowings secured by the Company's temporary investments in U.S. Treasury Notes. The Company's Preferred Stock, and implicitly its 6.625% Senior Notes, are rated investment grade by Standard & Poor's Corporation and Moody's Investors Service, Inc.

     Liquidity. Merry Land expects to meet its short-term liquidity requirements with the net cash flow provided by operating activities and with its line of credit. The Company believes that its primary short-term liquidity needs are to fund operating expenses and capital improvements, debt service payments, dividend payments and current requirements of its program of new apartment development. The Company expects to meet its long-term liquidity requirements, including scheduled debt maturities and permanent financing for property acquisitions and development, with a variety of sources, including additional borrowings and the issuance and sale of debt or equity securities in the public and private markets. The Company is limited in the amount of debt it may incur under the terms of its existing loan agreements. At December 31, 1994, the Company's loan agreements would have allowed it to borrow an additional $180 million on an unsecured basis.

     Cash Flows. Operating cash flow has grown with the expansion of the Company's apartment holdings. Operating cash flow grew to $56.1 million in 1994 from $30.9 million in 1993 and $14.3 million in 1992. Sales of Common and Preferred Stock, however, have been the largest source of cash for the past three years. The primary use of cash has been to finance new apartment acquisitions and improvements. Dividends paid in 1994 and 1993 increased from levels in prior years due to an increase in the average amount of stock outstanding during 1994 and 1993, and in the case of the Company's Common Stock, an increase in the quarterly dividend per share from $0.15 for the first quarter of 1992 to $0.35 for the last quarter of 1994.

     The following table summarizes cash flows for 1992, 1993, and 1994:

                                                               SOURCES AND USES OF CASH
                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                             1992        1993        1994
                                                           ---------   ---------   ---------
                                                                    (IN THOUSANDS)
Operating activities.....................................  $  14,256   $  30,911   $  56,099
Net sales of securities and temporary investments........     99,913       1,659      --
Sales of Common and Preferred Stock......................     27,703     283,560     187,939
Net borrowings...........................................     --           1,429      55,637
Other....................................................     20,724      10,677         576
                                                           ---------   ---------   ---------
     Total sources.......................................    162,596     328,236     300,251
Acquisitions of and improvements to properties...........    (88,841)   (307,048)   (250,263)
Dividends paid...........................................     (7,666)    (20,959)    (41,401)
Net repayment of debt....................................    (66,197)     --          --
Net purchase of temporary investments....................     --          --          (8,447)
                                                           ---------   ---------   ---------
     Total uses..........................................  $(162,704)  $(328,007)  $(300,111)

     Capital Expenditures. The Company capitalizes the cost of expenditures for the acquisition or development of additional productive assets and for expenditures which significantly increase the revenue producing capability or which reduce the cost of operating such assets. Normal operating costs are expensed as incurred. Certain items which are replaced on a regular basis, but which have lives of more than one year, such as carpet, vinyl flooring and exterior repainting, are capitalized. At newly acquired communities, the Company often finds it necessary to upgrade the physical appearance of such properties and to complete maintenance and repair work which had been deferred by prior owners. These activities often result in heavier capital expenditures in the early years of Company ownership.

     Inflation. Substantially all of the Company's leases are for terms of one year or less, which should enable the Company to replace existing leases with new leases at higher rentals in times of rising prices. The Company believes that this would offset the effect of cost increases stemming from inflation.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Merry Land & Investment Company, Inc.:

We have audited the accompanying balance sheets of Merry Land & Investment Company, Inc. (a Georgia corporation) as of December 31, 1994 and 1993 and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merry Land & Investment Company, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



                                                      /s/ Arthur Andersen LLP
                                                      ------------------------
                                                          Arthur Andersen LLP


Atlanta, Georgia
January 13, 1995

                    Merry Land & Investment Company, Inc.
                                BALANCE SHEETS
                                (In thousands)

                                                                                             December 31,
                                                                                     ----------------------------
                                                                                       1994                1993
                                                                                     --------          ----------
PROPERTIES AT COST
    Apartments                                                                       $796,436            $554,589
    Development in progress                                                             8,129                  --
    Commercial rental property                                                          6,040               6,047
         Land held for investment or future development                                 3,831               3,884
    Operating equipment                                                                   870                 591
                                                                                     --------            --------
                                                                                      815,306             565,111
    Less accumulated depreciation and depletion                                       (41,874)            (23,899)
                                                                                     --------            --------
                                                                                      773,432             541,212
CASH AND SECURITIES
    Cash                                                                                  718                 578
    Marketable securities                                                              27,716              15,868
                                                                                     --------            --------
                                                                                       28,434              16,446
OTHER ASSETS
    Notes receivable                                                                      941               1,058
    Deferred loan costs                                                                 2,066               2,412
    Other                                                                               1,782               1,044
                                                                                     --------            --------
                                                                                        4,789               4,514
                                                                                     --------            --------
TOTAL ASSETS                                                                         $806,655            $562,172
                                                                                     ========            ========
NOTES PAYABLE
    Mortgage loans                                                                   $ 17,835            $ 37,173
    6.625% Senior notes                                                               120,000             120,000
    Note payable-credit line                                                           57,600                  --
    U.S. Treasury repurchase agreement                                                 17,375                  --
                                                                                     --------            --------
                                                                                      212,810             157,173
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Accrued interest                                                                    2,224               1,988
    Resident security deposits                                                          3,012               2,344
    Accrued property taxes                                                              1,205                 635
    Other                                                                               2,553               2,317
                                                                                     --------            --------
                                                                                        8,994               7,284
STOCKHOLDERS' EQUITY
Preferred stock, no par value, 20,000 shares authorized;
    2,516 shares $1.75 Series A Cumulative Convertible
    shares issued and outstanding,  $25.00 per share
    liquidation preference                                                             62,908             115,000
Preferred stock, no par value, 20,000 shares authorized;
    4,000 shares $2.205 Series B Cumulative Convertible
    shares issued and outstanding, $25.00 per share
    liquidation preference                                                            100,000                  --
Common stock without par value at $1 stated value,
    50,000 shares authorized; 30,744 and 22,826 shares issued
    and outstanding at December 31, 1994 and 1993                                      30,744              22,826
    Capital surplus                                                                   375,170             236,369
    Cumulative undistributed net earnings                                              23,112              27,529
    Notes receivable from stockholders and ESOP                                       (10,283)             (4,009)
    Unrealized gain on securities                                                       3,200                  --
                                                                                     --------            --------
                                                                                      584,851             397,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $806,655            $562,172
                                                                                     ========            ========

                     Merry Land & Investment Company, Inc.
                              STATEMENTS OF INCOME
                     (In thousands, except per share date)


                                                                              Years Ended December 31,
                                                                  --------------------------------------------
                                                                    1994                 1993            1992
                                                                  --------             -------         -------
INCOME
Rental income                                                     $102,352             $55,262         $23,130
Mineral royalties                                                      817                 919             349
Mortgage interest                                                       95                 510           4,662
Other interest                                                       2,070               1,709             910
Dividends                                                              275                 244             346
Other income                                                            25                  10             196
                                                                  --------             -------         -------
                                                                   105,634              58,654          29,593

EXPENSES
Rental expense                                                      27,953              16,996           7,332
Interest                                                            10,394               5,640           5,788
Depreciation -  real estate                                         17,877               9,066           4,156
Depreciation -  other                                                  122                  59              41
Amortization - financing costs                                         348                 121               3
Taxes and insurance                                                 10,456               5,615           2,272
General and administrative expense                                   1,773               1,433           1,304
Other non-recurring expense                                            200               1,308              --
                                                                  --------             -------         -------
                                                                    69,123              40,238          20,896

Income before net realized gains                                    36,511              18,416           8,697
Net realized gains                                                     474               7,992           2,748
                                                                  --------             -------         -------
NET INCOME                                                          36,985              26,408          11,445
                                                                  --------             -------         -------
Dividends to preferred shareholders                                  7,934               4,025              --
                                                                  --------             -------         -------
NET INCOME AVAILABLE
    FOR COMMON SHARES                                             $ 29,051             $22,383         $11,445
                                                                  ========             =======         =======
Weighted average
    common shares outstanding                                       26,430              17,268          10,652
Weighted average
    common shares - fully diluted                                   32,562              20,381          10,652

NET INCOME - PER SHARE                                            $   1.10             $  1.30         $  1.07
FULLY DILUTED                                                     $   1.10             $  1.30         $  1.07
                                                                  ========             =======         =======
CASH DIVIDENDS DECLARED
PER COMMON SHARE                                                  $   1.25             $  0.90         $  0.66

                     Merry Land & Investment Company, Inc.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In thousands)

                                                                                                        Cumulative
                                                  Preferred Stock           Common Stock       Capital  Undistributed     Total
                                                Shares        Amount     Shares     Amount     Surplus  Net Earnings   Stockholders'
                                                --------------------     -----------------     -------  -------------  -------------
Equity
Balance, December 31, 1991                         --           --        9,397   $ 9,397     $ 47,033    $17,489       $ 73,919
1992 net income                                    --           --           --        --           --     11,445         11,445
Sale of common stock                               --           --        2,910     2,910       24,230         --         27,140
Common stock issued in conversion of
    debentures                                     --           --           64        64          473         --            537
Common stock dividends ($.66 per
    share)                                         --           --           --        --           --     (7,285)        (7,285)
Common stock dividends reinvested                  --           --          145       145        1,224         --          1,369
Exercise of stock options                          --           --           59        59          278         --            337
                                               ------     --------       ------   -------     --------    -------       --------
                                                   --           --       12,575    12,575       73,238     21,649        107,462
Decrease in net unrealized loss on
    marketable equity securities                   --           --           --        --           --        431            431
Notes receivable from stockholders                 --           --           --        --       (1,062)        --         (1,062)
                                               ------     --------       ------   -------     --------    -------       --------
Balance, December 31, 1992                         --           --       12,575    12,575       72,176     22,080        106,831
1993 net income                                    --           --           --        --           --     26,408         26,408
Sale of common stock                               --           --        9,950     9,950      164,962         --        174,912
Sale of preferred stock                         4,600      115,000           --        --       (5,781)        --        109,219
Common stock issued in conversion of
    debentures                                     --           --           55        55          410         --            465
Sale of common stock to employees                  --           --          135       135        1,910         --          2,045
Increase in notes receivable from
    stockholders                                   --           --           --        --       (1,838)        --         (1,838)
Common stock dividends ($.90 per
    share                                          --           --           --        --           --    (16,934)       (16,934)
Common stock dividends reinvested                  --           --           99        99        1,661         --          1,760
Preferred stock dividends($.875 per share)         --           --           --        --           --     (4,025)        (4,025)
Stock purchase plan                                --           --            9         9          164         --            173
Common stock redeemed                              --           --          (72)      (72)      (1,480)        --         (1,552)
 Sale of common stock to ESOP                      --           --           75        75        1,284         --          1,359
Increase in notes receivable from ESOP             --           --           --        --       (1,108)        --         (1,108)
                                               ------     --------       ------   -------     --------    -------       --------
Balance, December 31, 1993                      4,600      115,000       22,826    22,826      232,360     27,529        397,715
1994 net income                                    --           --           --        --           --     36,985         36,985
Sale of common stock                               --           --        4,600     4,600       82,907         --         87,507
Sale of preferred stock                         4,000      100,000           --        --       (3,288)        --         96,712
Common stock issued in conversion of
    preferred stock, Series A                  (2,084)     (52,092)       2,792     2,792       49,300         --             --
Sale of common stock to employees                  --           --          389       389        6,888         --          7,277
Purchase of common stock from employees            --           --           (9)       (9)        (186)        --           (195)
Increase in notes receivable from
    stockholders                                   --           --           --        --       (6,687)        --         (6,687)
Common stock dividends                             --           --           --        --           --    (33,467)       (33,467)
Common stock dividends reinvested                  --           --          194       194        3,741         --          3,935
Preferred stock dividends                          --           --           --        --           --     (7,934)        (7,934)
Stock purchase plan                                --           --          128       128        2,411         --          2,539
Common stock redeemed                              --           --         (176)     (176)      (2,972)        --         (3,148)
Decrease in notes receivable from ESOP             --           --           --        --          412         --            412
Unrealized gain on securities                      --           --           --        --        3,200         --          3,200
                                               ------     --------       ------   -------     --------    -------       --------
Balance, December 31, 1994                      6,516     $162,908       30,744   $30,744     $368,086    $23,113       $584,851
                                               ======     ========       ======   =======     ========    =======       ========

                     Merry Land & Investment Company, Inc.
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                               Years Ended December 31,
                                                                    ------------------------------------------
                                                                      1994                1993          1992
                                                                    --------            --------      --------
OPERATING ACTIVITIES:
    Rents and royalties received                                    $103,149            $ 56,347      $ 23,460
    Interest received                                                  2,011               2,035         6,535
    Dividends received                                                   275                 244           346
    Rental expense                                                   (27,804)            (15,988)       (7,182)
    General and administrative expense                                (1,229)             (1,767)       (1,183)
    Interest expense                                                 (10,158)             (4,395)       (6,614)
    Property taxes and insurance expense                             (10,282)             (5,880)       (1,787)
    Other                                                                137                 315           681
                                                                    --------            --------      --------
    Net cash provided (used) by operating activities:                 56,099              30,911        14,256

INVESTING ACTIVITIES:
    Principal received on notes receivable                               116              10,272           329
    Monthly principal receipts on mortgage backed securities              --                  --        19,506
    Sale of marketable securities and temporary investments            7,030             117,494       107,391
    Purchase of temporary investments                                (15,477)           (115,835)       (7,478)
    Acquisition of and improvements to properties                   (250,263)           (307,048)      (88,841)
    Sale of real estate                                                  302                 428           856
    Other                                                                158                 (23)           33
                                                                    --------            --------      --------
    Net cash provided (used) by investing activities:               (258,134)           (294,712)       31,796

FINANCING ACTIVITIES:
    Net borrowings (repayments) - repurchase agreements               17,375                  --      (112,854)
    Net borrowings (repayments) - bank debt                           57,600            (109,358)       46,770
    Net borrowings - senior notes                                         --             119,025            --
    Repayments of mortgage loans                                     (19,338)             (8,238)         (113)
    Cash dividends paid - common                                     (33,467)            (16,934)       (7,666)
    Cash dividends paid - preferred, Series A                         (6,454)             (4,025)           --
    Cash dividends paid - preferred, Series B                         (1,480)                 --            --
    Sale of common stock -  public offerings                          87,507             171,949        26,334
    Sale of common stock - reinvested dividends                        3,935               1,760         1,369
    Sale of common stock - stock purchase plan                         2,538                 173            --
    Sale of common stock - employees                                     395                 459            --
    Sale of preferred stock - public offering                         96,712             109,219            --
    Common stock retired                                              (3,148)                 --            --
                                                                    --------            --------      --------
    Net cash provided by financing activities                        202,175             264,030       (46,160)
                                                                    --------            --------      --------
NET INCREASE (DECREASE) IN CASH                                          140                 228          (108)

CASH AT BEGINNING OF PERIOD                                              578                 349           457
                                                                    --------            --------      --------
CASH AT END OF PERIOD                                               $    718            $    578      $    349
                                                                    ========            ========      ========


      Reconciliation of Net Income to Cash Flows from Operating Activities


                                                                             Years Ended December 31,
                                                                      ---------------------------------------
                                                                        1994           1993             1992
                                                                      -------        -------          -------
Net income                                                            $36,985        $26,408          $11,445
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                      18,347          9,246            4,200
    (Increase) decrease in interest and accounts receivable              (110)          (168)             943
    (Increase) decrease in other assets                                  (282)            (9)             201
    Increase (decrease) in accounts payable and accrued
       interest                                                         1,479          3,426               38
    Gain on the sale of mortgage backed securities                         --             --           (1,903)
    Gain on the sale of marketable securities                            (201)        (6,961)            (385)
    Gain on the sale of real estate                                      (273)        (1,031)            (460)
    ESOP contributions                                                    154             --              177
                                                                      -------        -------          -------
    Net cash provided by operating activities                         $56,099        $30,911          $14,256
                                                                      =======        =======          =======

                     MERRY LAND & INVESTMENT COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business
    Merry Land & Investment Company, Inc. is a real estate investment trust, which invests in upscale apartment communities located primarily in Florida, Georgia, North Carolina and South Carolina. At December 31, 1994 the Company owned 73 apartment communities containing 18,851 units in twenty five cities and eight states. In past years it invested in mortgage backed and other securities, most of which were sold by 1992.
    As a qualified REIT, the Company pays no corporate income taxes on earnings distributed to stockholders. It must specialize in investments in real estate and real estate mortgages, meet certain requirements as to stock ownership, gross income and asset mix. The Company is self administered and has no affiliated advisor, sponsor, or property manager.
    Information on the Company's real estate and securities investments follows for the years ended (in thousands):




                                                      Mortgage Backed      Other
                                      Real Estate        Securities      Securities        Total
                                      -----------     ---------------    ----------        -----
December 31, 1994
    Revenues                           $103,469           $   --          $ 2,165         $105,634
    Rental expenses, property tax,
     and insurance                       38,300               --              110           38,410
    Depreciation and amortization        18,347               --               --           18,347
    Interest expense                         --               --               --           10,394
    Net realized gains                      273               --              201              474
    Net income                               --               --               --           36,985
    Assets                              778,221               --           28,434          806,655
    Capital expenditures                250,263               --               --          250,263
December 31, 1993
    Revenues                           $ 56,702           $   --          $ 1,952         $ 58,654
    Rental expenses, property tax,
     and insurance                       21,902               --              181           22,083
    Depreciation and amortization         9,246               --               --            9,246
    Interest expense                         --               --               --            5,640
    Net realized gains                    1,032               --            6,960            7,992
    Net income                               --               --               --           26,408
    Assets                              546,118               --           16,054          562,172
    Capital expenditures                307,048               --               --          307,048
December 31, 1992
    Revenues                           $ 24,354           $3,983          $ 1,256         $ 29,593
    Rental expenses, property tax,
     and insurance                        9,573               --               --            9,573
    Depreciation and amortization         4,200               --               --            4,200
    Interest expense                         --               --               --            5,788
    Net realized gains                      460            1,903              385            2,748
    Net income                               --               --               --           11,445
    Assets                              217,512               --           18,183          235,695
    Capital expenditures                 88,841               --               --           88,841

           Assets not specifically identified with securities have been allocated to real estate. All general and administrative expenses have been allocated to the Company's real estate activities. Interest expense is not specifically identified with real estate or securities investments since the Company funds its business on an overall basis.

2. Summary of Significant Accounting Policies

       Recognition of Income
        The Company leases its apartment properties generally for terms of one year or less. Rental income is recognized when paid.

       Depreciation and Amortization
        Depreciation of buildings and equipment is computed on the straight-line method for financial reporting purposes using the following estimated useful lives:

             Apartments . . . . . . . . . . . . . . . . . . . . . . . .  40-50   years
             Land improvements. . . . . . . . . . . . . . . . . . . . .     50   years
             Commercial rental buildings  . . . . . . . . . . . . . . .  40-50   years
             Furniture, fixtures, equipment and carpet  . . . . . . . .   5-10   years
             Operating equipment  . . . . . . . . . . . . . . . . . . .    3-5   years

           Straight line and accelerated methods are used for income tax reporting purposes. Betterments, renewals and extraordinary repairs that extend the lives of assets are capitalized; other repairs and maintenance are expensed.

       Income Taxes
        As a real estate investment trust, the Company does not pay income taxes on its distributed income. It does pay income taxes on that income which is not distributed, and it may be subject to excise taxes on income distributed after certain dates. See Note 8 where income taxes are discussed further.

       Earnings Per Share and Share Information
        Earnings per share are computed on the basis of the weighted average number of shares outstanding during the year. Earnings per share assuming full dilution are computed based on the assumption that convertible preferred stock was converted at the beginning of the year with an applicable reduction in preferred dividends.

3. Marketable Securities

           The cost and market value of securities by major classification at December 31 were as follows:

                                            1994                       1993                 1992
                                      -------------------      --------------------    -----------------
                                       Cost        Market       Cost         Market     Cost      Market
                                      -------     -------      -------      -------    -------   -------
Financial institutions
    common stock and
    debentures                        $ 3,323     $ 7,702      $ 5,825      $11,888    $10,567   $18,658

U.S. Treasury Notes                    21,193      20,014        8,293        8,250         --        --
Repurchase Agreements                      --          --        1,750        1,750         --        --
                                      -------     -------      -------      -------    -------   -------
                                      $24,516     $27,716      $15,868      $21,888    $10,567   $18,658
                                      =======     =======      =======      =======    =======   =======

        In 1994, the Company sold 86,500 shares of First Financial Holdings for a gain of $0.7 million, and sold $6.0 million of Treasury Notes for a loss of $0.7 million. On January 1, 1994, the Company adopted SFAS 115 and reports its marketable securities at market value with unrealized gains and losses as a separate component of shareholder's' equity. Changes in net unrealized gains are recorded as adjustments to this account and not as credits or charges to earnings.

4. Notes Receivable

        Notes receivable at December 31 were as follows (in thousands):

                                                                               1994                1993
                                                                               ----               ------
        9% to 11.5% mortgage notes, amortizing,
          balloon payments due 1995-1996                                       $159               $  195
        10% mortgage notes, amortizing,
          balloon payments due 1995 and 2002                                    782                  863
                                                                               ----               ------
                                                                               $941               $1,058
                                                                               ====               ======

        At December 31, 1994, maturities of notes receivable were as follows (in thousands):

             1995 . . . . . . . . . . . . . . . . . . . . .     755
             1996 . . . . . . . . . . . . . . . . . . . . . .    36
             1997 . . . . . . . . . . . . . . . . . . . . . .    --
             1998 . . . . . . . . . . . . . . . . . . . . . .    --
             1999 . . . . . . . . . . . . . . . . . . . . . .    --
             2000 and thereafter  . . . . . . . . . . . . . .   150
                                                               ----
                                                               $941
                                                               ====

        The Company estimates that the fair value of its notes receivable approximates their carrying value.

5. Borrowings and Assets Subject to Lien

          Borrowings outstanding at December 31 were as follows (in thousands):

                                                                                    1994                1993
                                                                                  --------            --------
        Senior notes (a)                                                          $120,000            $120,000
        Mortgage loan due to a pension fund at fixed rates (b)                       7,510              26,848
        Mortgage loans due to a financial corporation at variable rates (c)         10,325              10,325
        Advances under unsecured lines of credit (d)                                57,600                  --
        Repurchase agreements                                                       17,375                  --
                                                                                  --------            --------
                                                                                  $212,810            $157,173
                                                                                  ========            ========

    (a) 6.625% unsecured notes, interest payable semi-annually, principal installments of $40 million each due 1999, 2000, and 2001.
    (b) Secured by Lakeridge Apartments at interest rate of 8.38% with principal amortizing monthly and a balloon payment due in 2000.
    (c) Secured by Claire Point Apartments at a variable rate of 75% of prime due in annual installments in 1996 through 2000.
    (d) Drawn on an unsecured $100.0 million line of credit bearing interest at LIBOR + 0.65%, 6.65% at December 31, 1994, due September 30, 1995.

    Maturities of borrowings at December 31 were as follows (in thousands):

             1995                                    75,043
             1996                                       148
             1997                                       279
             1998                                       286
             1999 and thereafter                    137,054
                                                   --------
                                                   $212,810
                                                   ========

6. Mineral Leases

        The Company entered into a clay lease with Boral Bricks, Inc. ("Boral") for a term of 40 years from January 1, 1981 to December 31, 2020. Each year the royalty rate is adjusted for any change in the Producer Price Index for Crude Materials Less Agricultural Products. The royalty rate for 1994 was $.45 per ton mined. The clay lease further provides that if the clay is exhausted before December 31, 2020, and prior to 36 million tons being mined, the Company is obligated to obtain other clay deposits within 20 miles of the Augusta brick plant of Boral and to subject such deposits to the clay lease. From 1981 through 1994, 7,711,200 tons of clay have been mined under the terms of this lease. The Company also leases land in Richmond County, Georgia, to a building materials firm which mines sand and gravel on the tract.

7. Income Taxes

        As discussed in Note 1, the Company has elected to be taxed as a REIT. The Internal Revenue Code provides that a REIT, which in any taxable year meets certain requirements and distributes to its stockholders at least 95% of its ordinary taxable income, will not be subject to federal income taxation on taxable income which is distributed. The Company distributed the required amounts of income for the periods reported. Accordingly, no provision for income taxes is required.
        The Company's taxable income differs from its income reported in the accompanying financial statements because of the difference in the timing of recognition of certain items of income and expense for tax purposes. A reconciliation of tax and book income follows:

                                                          1994             1993              1992
                                                       --------           -------          -------
    Net income                                         $36,985            $26,408           11,445
    Adjustment of securities to market value                 -                457             (206)
    Excess of tax over accounting depreciation          (5,724)            (9,847)          (4,098)
    Other                                                  (94)               218             (122)
                                                       --------           -------          -------
    Estimated taxable income                           $31,167            $17,236          $ 7,019
                                                       =======            =======          =======

8. Incentive Stock Option Plan

        Under the Company's incentive stock option plan, at December 31, 1994, there were 5,000 shares available for grant and there were 57,000 exercisable options outstanding. Options granted under the plan expire ten years from date of grant and may not be exercised at a rate greater than 20% per year. Shares under option which subsequently expire or are canceled are available for subsequent grant. The option price is equal to the market price of the shares on the date of the option grants.
        Options outstanding for the years ended December 31, 1994, 1993, and 1992, are as follows:

    Balance, December 31, 1992 (at between $5.00 and $8.25 per share)              55,000
      Issued (at between $16.63 and $18.75 per share)                             125,000
      Exercised (at between $5.00 and $8.25 per share)                            (25,000)
                                                                                  -------
    Balance December 31, 1993                                                     155,000
      Issued (at between $17.50 and $20.88 per share)                             400,000
      Exercised (at $8.25 per share)                                               (9,000)
                                                                                  -------
    Balance December 31, 1994 (at between $8.25 and $20.88 per share)             546,000

        During 1993 and 1992, the Company loaned officers and employees approximately $0.1 million and $0.3 million, respectively, to exercise such options. The loans are secured by the shares purchased, carry a 0% interest rate, and are due upon demand. At December 31, 1994, the balance of such loans was $0.4 million.
        During 1994, 1993 and 1992, the Company loaned officers and employees $7.2 million, $2.0 million and $0.8 million respectively, to purchase shares of the Company's common stock. The terms of these loans are the same as for the loans to exercise options, as discussed above. The Company requires that at least two thirds of dividends paid on these notes, be used to repay the indebtedness. $0.5 million, $0.3 million and $0.1 million was repaid in 1994, 1993 and 1992. At December 31, 1994, the balance of such loans was $9.3 million.

9. Employee Stock Ownership Plan

        The Company maintains an Employee Stock Ownership Plan. Under the plan, the Company makes annual contributions to a trust for the benefit of eligible employees in the form of either cash or common shares of the Company. The amount of the annual contribution is discretionary. The Company contributed $0.5 million, $0.3 million and $0.2 million in 1994, 1993 and 1992. The note bears an interest rate equal to the thirty-day LIBOR rate and is due November 30, 2000. In 1993, the Company advanced the ESOP $1.4 million to buy 75,000 shares of common stock on the open market. At December 31, 1994, the balance of this note was $0.7 million.

10. Preferred Stock

        On November 1, 1994, the Company sold 4.0 million shares of Series B Cumulative Convertible Preferred Stock for net proceeds of $96.7 million. The Series B Preferred Stock was sold in a private placement to a small group of institutional investors. It has an annual dividend rate of $2.205 per year, payable quarterly, and is convertible into common shares at a conversion price of $21.04 per common share (equivalent to a conversion rate of 1.188 shares of common stock for each share of preferred). The Series B Preferred Stock may not be redeemed for cash at any time, but may be redeemed by the Company for common stock after October 31, 1999, provided the Company's common shares are trading above the conversion price of $21.04 per share. The shares were not registered under the Securities Act of 1933, but the Company has agreed to register them after April 2, 1995.
        In 1993, the Company sold to the public 4.6 million shares of Series A Cumulative Convertible Preferred Stock. The Series A Preferred shares have a liquidation preference of $25.00 per share and an annual dividend rate of $1.75 per year, payable quarterly. The shares are convertible into common shares at any time at the option of the holders at a conversion price of $18.65 per common share (equivalent to a conversion rate of 1.34 shares of common stock for each share of preferred stock). On or after June 30, 1998, the preferred shares will be redeemable for common shares, at the option of the Company at a conversion rate of 1.34 shares of common stock for each share of preferred stock. At December 31, 1994, 2,083,676 shares of Series A Preferred Stock had been converted into 2,792,118 shares of common stock.

11. Dividends

        In 1994, the Company paid dividends as follows:

                                              Common           Preferred A           Preferred B
                                              ------           -----------           -----------
        March 31                               $ .30               $ .4375                  $ --
        June 30                                  .30                 .4375                    --
        September 30                             .30                 .4375                    --
        December 31                              .35                 .4375                   .37
                                               -----               -------                  ----
           Total                               $1.25               $1.7500                  $.37

        Of the total dividends paid in 1994, 99.1% related to ordinary income and 0.9% related to capital gains. On January 16, 1995 the Company declared a $.35 per common share, $.4375 preferred A share, and $.55125 Preferred B share dividend payable on March 31, 1995.

        The Company has established a dividend reinvestment plan whereby any shareholder may elect to use all or a portion of cash dividends paid to acquire additional shares of the Company's common stock at a price equal to 95% of the higher of: (a) the high and low sales prices of the Company's common stock on the dividend payment date, or (b) the average of the daily high and low sales prices for the ten trading days prior to the dividend payment date. During 1994, 194,227 shares were issued at a total value of $3.9 million.
        In December 1993 the Company established a Stock Purchase Plan which provides holders of the Company's common stock and preferred stock with a method of purchasing additional common stock of the Company through optional cash payments without fees and at a 5% discount. Optional cash payments are subject to the limitation that the number of shares of common stock which can be purchased cannot exceed the number of shares of common and preferred stock owned by the shareholder. During 1994, 127,824 shares were issued for a total value of $2.5 million

12. Environmental Matters

        Portions of the Company's land holdings in Richmond County, Georgia were used by the County for two municipal landfills during the late 1960's and early 1970's. One site is comprised of 71 acres and the other, the "New Savannah Road Landfill", 96 acres. Both landfills were closed in the mid-1970's and have been held by the Company and its predecessors as unimproved land since that time. Although the sites were used primarily as municipal landfills, there have been some reports that some industrial wastes may have been disposed of at the sites.

        In 1992, a contractor for the U.S. Environmental Protection Agency sampled air, surface water, soil and groundwater on the New Savannah Road Landfill in order to determine whether there was any contamination on the site and whether the site should be placed on the federal National Priorities List (the "NPL") for potential clean up. In October 1992, the EPA issued its report which indicated that some comtamination was present in soil samples but that sufficient groundwater samples had not been taken to permit a complete evaluation of the site. Accordingly, the report recommended that further action be taken which the Company believes would consist principally of additional testing of the site's groundwater and surface water. The Company has had no further contact with the EPA or its agents since that time and the site has not been included on the National Priorities List.

        Following the EPA's 1992 study, Merry Land retained an environmental consultant to conduct similar studies of both sites. The consultant reported that its study of the sites did not reveal the presence on either site of contaminants in amounts likely to result in the EPA listing either site on the NPL. After receiving the EPA's report, the Company's consultant also reviewed the EPA contractor's test results and confirmed its prior conclusion that the level of contamination discovered on the New Savannah Road Landfill is not likely to result in the EPA listing this site on the NPL. However, the studies were limited in nature and did not reporsent an examination of all portions of the landfill sites. There can be no assurance that a more complete investigation or further testing would not reveal higher levels or differenc types of contamination at the sites.

        On July 1, 1994, the Environmental Protection Division of the State of Georgia published its initial hazardous site inventory under the state's 1992 "Superfund" law, which requires investigation, and if appropriate, clean up of listed sites. The New Savannah Road landfill was included on this list in a category of sites identified as having released hazardous substances above reportable levels. The Company and its environmental consultants have evaluated the action by the State and have initiated discussions with the State of Georgia to determine whether it is appropriate for the New Savannah Road Landfill site to be included on this list.

        Should further investigation or remedial action be required for the landfill sites, the Company believes that there will likely be other entities which will be responsible for a portion of the cost of the investigation or remediation. These entities include Richmond County, which operated the landfills, any identified company or municipality whose waste was placed in the landfills, and the company that owned the sites at the time of the disposal of the waste. In the third quarter of 1994, the Company recognized a non-recurring charge against income of $0.2 million associated with this matter. This is the amount which the Company's believes to be the potential cost of its share of any expenses which may be incurred if further investigation of the New Savannah
Road Landfill is required as a result of the action by the State of Georgia. There can be no assurances that the Company will not have material liability with respect to these landfill sites.

                     MERRY LAND & INVESTMENT COMPANY, INC.
                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (Unaudited)
                     (In thousands, except per share data)



                                                                                1994
                                                                       Apartment Acquisitions
                                                                     ---------------------------
                                                                     Combined
                                                                     Results of                       Interest and
                                                                     Acquired                           Dividend
                                                    As Reported      Properties     Adjustments        Adjustment    Pro Forma
                                                    -----------      ----------     -----------        ----------    ---------
                                                                                 increase (decrease)
Income from property operations:
   Rental and mineral royalty revenue.........        $103,169         $27,224 (a)   $                  $            $130,393
   Rental expenses, property tax and insurance          38,409          11,849 (b)        82 (c)                       50,340
   Depreciation of real estate owned..........          17,877                         5,425 (d)                       23,302
                                                      --------         -------       -------            -------      --------
      Operating income from properties                  46,883          15,375        (5,507)                 0        56,751

Other income:
   Other interest and dividend income.........           2,440                                             (568)        1,872
   Other......................................              25                                                             25
                                                      --------         -------       -------            -------      --------
                                                         2,465               0             0               (568)        1,897
Expenses:
   Interest...................................          10,394                                           (1,312)(f)     9,082
   General and administrative.................           1,773                            34 (e)                        1,807
   Depreciation-other, amortization and other              470                                                            470
   Other non-recurring costs..................             200                                                            200
                                                      --------         -------       -------            -------      --------
                                                        12,837               0            34             (1,312)       11,559

Income before gains...........................          36,511          15,375        (5,541)               744        47,089

Gains on sales of assets:
   Gains on sales of investments..............             201                                                            201
   Gains on sales of real estate..............             273                                                            273
                                                      --------         -------       -------            -------      --------
                                                           474               0             0                  0           474
                                                      --------         -------       -------            -------      --------
Net income....................................          36,985         $15,375       ($5,541)           $   744      $ 47,563
                                                                       =======       =======            =======

Preferred dividend requirement................           7,934                                                         21,694 (g)
                                                      --------                                                       --------
Net income available for common shares........        $ 29,051                                                       $ 25,869
                                                      ========                                                       ========
Net income per common share (fully diluted)...           $1.10                                                       $   0.84
Weighted Average common shares outstanding....          26,430                                                         30,744
Weighted average fully diluted common shares..          32,562                                                         43,212



See notes and assumptions to unaudited pro forma statement of income.

                    MERRY LAND & INVESTMENT COMPANY, INC.

        Notes and Assumptions to Unaudited Pro Forma Income Statement


(a) Represents adjustments to reflect a full period of rental income from the properties acquired during 1994.

(b) Represents adjustments to reflect a full period of operating expenses on properties acquired during 1994.

(c) Represents adjustments to reflect additional management costs on properties acquired during 1994.

(d) Represents adjustments to reflect a full period of depreciation on properties acquired during 1994.

(e) Represents adjustments to reflect the additional general and administrative expenses required by an increase in personnel and associated costs related to properties acquired during 1994.

(f) Represents adjustment to interest expense and other interest and dividend income resulting from property acquisitions, payoff of other debt and the use of common and preferred stock offering proceeds.

(g) Represents the dividend requirement on the preferred stock outstanding. The assumed rate on the Series C preferred stock is 8.47%

NOTE: No pro forma balance sheet has been prepared. Giving effect to the proceeds of the Series C preferred stock and use of such proceeds to repay the unsecured line of credit and the repurchase agreement debt results in the following pro forma balances:

                   Properties, at cost           $815,306
                   Total assets                  $827,430
                   Total debt                    $137,835
                   Shareholders' equity          $680,601